Exhibit 99.01

Tecogen Announces the Formation of Joint Venture Company with Tedom A.S.

WALTHAM, Mass., May 19, 2016 – Tecogen® Inc. (NASDAQ: TGEN; the “Company”), a next-generation manufacturer of natural gas-fueled, engine-driven, combined heat and power (CHP) products, has formed a 50/50 joint venture corporation, TTcogen LLC, with Tedom a.s., one of Europe’s largest combined heat and power (CHP) manufacturers. TTcogen will offer a complete package of 27 CHP modules that are fully capable of running on a variety of fuel feedstocks, including renewable natural gas (biofuel). Ranging in size from 35 kW up to 4 MW, the full product portfolio will quadruple Tecogen’s addressable market for CHP.

Exhibit 99.01

About Tedom a.s.

TEDOM is one of the major European producers of CHP units with combustion engines. To date TEDOM has produced more than 3,500 CHP units in a power range from 7 kilowatts up to 10 megawatts. TEDOM sells its products successfully in tens of countries worldwide and this year is celebrating 25 years of existence.

The TEDOM CHP units are offered in the versions fueling natural gas, LPG, biogas, sewage gas, landfill gas, and coal mine gas. Customers can opt for the version with sound enclosure, in a container or for an open module. The CHP units having a power of 80 – 200 kW are fitted with their own TEDOM gas engines, the rest of the TEDOM CHP units are fitted with engines made by other global manufacturers. Please visit http://cogeneration.tedom.com/ for more information.

About Tecogen

Tecogen manufactures, installs, and maintains high efficiency, ultra-clean, combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.

In business for over 20 years, Tecogen has shipped more than 2,300 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

Tecogen, InVerde, Ilios, Tecochill, Ultera, e+, and TTcogen are registered trademarks or trademark pending registration of Tecogen Inc.

Forward Looking Statements

This press release may contain forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Exhibit 99.01

Tecogen Media & Investor Relations Contact Information:

Ariel F. Babcock, CFA                 John N. Hatsopoulos
P: (781) 466-6413                 P: (781) 622-1120
E: Ariel.Babcock@tecogen.com         E: John.Hatsopoulos@tecogen.com